Exhibit 99.01
FOR IMMEDIATE RELEASE

Company Contact:	Michael P. Scarpelli
Chief Financial Officer
510-580-8730
mscarpelli@lexar.com

Investor Relations:	Jennifer Jarman
The Blueshirt Group
510-443-3400
investor@lexar.com
Lexar Reports Fourth Quarter and Fiscal Year 2005 Results
FREMONT, Ca., March 14, 2006 – Lexar Media, Inc. (Nasdaq: LEXR), a world leader in advanced digital media technologies, today reported financial results for the fourth quarter and year ended December 31, 2005. As previously announced, Lexar’s scheduled conference call to be held at 5:00 p.m. EST today has been cancelled.
Total fourth quarter revenues of $239.1 million increased 27% from $188.5 million in the same period last year and increased 26% from $189.4 million in the preceding quarter. License and royalty revenues increased to $9.7 million for the fourth quarter compared to $1.2 million in the same period last year and $4.5 million in the previous quarter. Net loss was $23.8 million, or $0.29 per diluted share. This compares to a net loss of $63.3 million, or $0.80 per diluted share, in the same period last year and net income of $2.1 million, or $0.02 per diluted share, in the third quarter of 2005.
Revenues for the year ended December 31, 2005 were $852.7 million, a 25% increase from $681.7 million for the year ended December 31, 2004. Net loss was $36.2 million, or $0.45 per diluted share in 2005, as compared to a net loss of $75.5 million, or $0.96 per diluted share in 2004.
Corporate Highlights

Lexar recently:
•	Announced that it has entered into a definitive merger agreement with Micron Technology, Inc. and a wholly owned subsidiary of Micron. The merger agreement provides that, upon the terms and subject to the conditions provided in the merger agreement, Micron’s subsidiary will merge with and into Lexar, with Lexar being the surviving corporation of the merger. As a result of the merger: (i) Lexar will become a wholly owned subsidiary of Micron; and (ii) each outstanding share of Lexar’s common stock will be converted into the right to receive 0.5625 shares of Micron common stock and Micron will assume stock options held by employees of Lexar at the closing date with a per share exercise price of $9.00 or lower.
•	Announced at the Photo Marketing Association International Show (PMA):
•	Lexar® Smart Download, an intelligent acquisition plug-in module that will allow photographers to rapidly download and manage images directly from their memory cards via Adobe® Bridge;
•	several applications developed for the Company’s innovative digital photography workflow ActiveMemory™ System (AMS);
•	its unique LockTight™ system that enables card level security, is being localized and will be available to a greater number of security-conscious photographers worldwide; and
•	it has doubled the speed rating of its popular Professional 8GB CompactFlash® memory card to 90X.
•	Partnered with Corel Corporation using Lexar ActiveMemory System to provide customers with a unique automated solution for transforming photos as they are downloaded from a memory card.
•	Strengthened its executive management team with the appointment of Chief Financial Officer Michael Scarpelli, who was the former CFO of HPL Technologies (acquired by Synopsys, Inc.), and the appointment of Chief Operating Officer Mark Adams, who was formerly vice president of sales and marketing at Creative Labs, Inc.
•	Introduced its new Professional CompactFlash 133X (CF) and Secure Digital™ (SD) flash memory cards designed to deliver optimal performance in all digital SLR cameras.
•	Announced that its LockTight technology will be supported in the new Nikon D200 digital SLR camera, providing advanced features including security functionality and shooting in burst mode.

•	Introduced new KODAK High Performance memory cards designed for digital camera owners who require high-speed processing for rapid-fire still shooting, high frame rate video capture and fast computer transfer.
•	Announced the inclusion of Google applications, including Picasa, Google Toolbar and Google Desktop Search applications, to select USB flash drives and the inclusion of digital imaging software from Corel Corporation to select flash memory cards in Lexar’s Professional, Platinum and Value lines.
•	Introduced at the 2006 International Consumer Electronics Show:
•	a wide range of flash memory cards designed to maximize the functionality and performance of advanced mobile phones and handheld multimedia devices;
•	an enhanced version of its Platinum line of flash memory cards;
•	PowerToGo, a portable working environment to increase mobility for its USB flash drive line; and
•	a unique storage capacity meter for its USB flash drive line, integrating an innovative electronic paper display initially available on Lexar’s JumpDrive Mercury.
About Lexar Media, Inc.
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 96 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak® brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including statements regarding our proposed acquisition by Micron and the features and anticipated benefits of our new products. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: competitive pricing pressures, our operating results and gross margins are difficult to predict and may fluctuate significantly; our planned acquisition by Micron may not close or the closing may be delayed; our customers or suppliers may not react positively to Micron’s proposed acquisition of us; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins or market share; future average selling prices may continue to erode due to excess industry capacity and extreme price competition which may impact our margins and our ability to maintain our position at our retail accounts; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to manage our inventory levels, our operating results will be negatively impacted; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; our licensing revenues may fluctuate significantly as the payments from our recent agreement with Samsung will be made over a short period of time and we may be unable to secure new license or royalty revenue; increased competition in the digital media market may lead to a decrease in our revenues and market share; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in litigation, and may become involved in additional litigation, the outlook of which is highly uncertain, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 9, 2005. We assume no obligation to update the forward-looking information contained in this news release.
Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

LEXAR MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues:
Product revenues	$229,316	$187,350	$836,686	$674,605
License and royalty revenues	9,744	1,175	$16,037	$7,066

Total net revenues	239,060	188,525	852,723	681,671
Cost of product revenues	225,362	210,216	755,170	644,857

Gross margin	13,698	(21,691)	97,553	36,814

Operating expenses:
Research and development	3,533	3,360	$13,051	$10,530
Sales and marketing	17,543	25,652	$68,273	$67,000
General and administrative	11,705	12,036	$44,120	$32,281

Total operating expenses	32,781	41,048	125,444	109,811

Loss from operations	(19,083)	(62,739)	(27,891)	(72,997)

Total other expense	(843)	(623)	(2,824)	(1,180)

Loss before income taxes	(19,926)	(63,362)	(30,715)	(74,177)

Income taxes	(3,841)	16	$(5,473)	$(1,353)

Net loss	$(23,767)	$(63,346)	$(36,188)	$(75,530)

Net loss per common share:
Basic	$(0.29)	$(0.80)	$(0.45)	$(0.96)
Diluted	$(0.29)	$(0.80)	$(0.45)	$(0.96)

Shares used in computing net loss per common share calculation:
Basic	80,804	79,205	80,119	78,869
Diluted	80,804	79,205	80,119	78,869

LEXAR MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
ASSETS

	December 31,	December 31,
	2005	2004

Current assets:
Cash, cash equivalents and short-term investments	$171,318	$35,443
Restricted cash	5,000	5,000
Accounts receivable, net	103,396	170,365
Inventories	117,055	177,655
Prepaid expenses and other current assets	9,197	12,799

Total current assets	405,966	401,262

Property and equipment, net	10,823	10,305
Intangibles and other assets, net	2,928	429

Total assets	$419,717	$411,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$182,932	$233,370
Deferred license revenue and product margin	25,236	23,759
Short-term bank borrowings	54,723	40,000

Total current liabilities	262,891	297,129

Deferred license revenue, net of current portion	4,000	173
Senior convertible notes payable	70,000	—

Total liabilities	336,891	297,302

Total stockholders’ equity	82,826	114,694

Total liabilities and stockholders’ equity	$419,717	$411,996